Exhibit 10.6

THIRD AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT, dated as of November 5, 2012 (this “Amendment”) by and between RYMAN HOSPITALITY PROPERTIES, INC. (the “Company”), a Delaware corporation and successor in interest by merger to Gaylord Entertainment Company, formerly a Delaware corporation (“Gaylord”), and MARK FIORAVANTI, a resident of Nashville, Davidson County, Tennessee (“Executive”) is to the Employment Agreement, dated as of February 25, 2008 by and between Gaylord and Executive, as amended (the “Agreement”).

WITNESSETH:

WHEREAS, effective October 1, 2012, Gaylord merged with and into the Company with the Company surviving the merger and succeeding to Gaylord’s rights and obligations under the Agreement;

WHEREAS, the Company and Executive wish to modify the Base Salary, Annual Bonus and benefits to which Executive is entitled under the Agreement;

WHEREAS, the Company and Executive wish to make other modifications to the Agreement to reflect the understandings between the parties; and

WHEREAS, effective after the close of business on December 31, 2012, the Company and its subsidiaries will cause the transfer of corporate employees to the payroll of RHP Corporate Properties, LLC (“Subsidiary”), and thereafter, for administrative purposes, Subsidiary will be the primary obligor hereunder with respect to any payments and benefits to which Executive is entitled from the Company, and Subsidiary will report Executive as an employee for federal, state, and local tax purposes.

NOW, THEREFORE, in consideration of the continued employment of Executive by the Company, the agreements made herein and in the Agreement and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Section 2(a)(i) of the Agreement is amended and restated in its entirety to provide as follows:

(i) During the Employment Period, Executive shall serve the Company as its Executive Vice President and Chief Financial Officer and report directly to the Company’s Chief Executive Officer. Executive shall supervise the financial conduct of the business and affairs of the Company, and perform such other duties as the Company’s Chief Executive Officer shall reasonably determine.

2. Section 3(a) of the Agreement is amended and restated in its entirety to provide as follows:

(a) Base Salary. Effective January 1, 2013 and for the remainder of the Contract Year ending February 3, 2013, and for each of the following Contract Years, the Company shall pay to Executive an annual salary of $425,000. Executive’s annual salary shall be reviewed annually by the Human Resources Committee of the Board of Directors (the “Human Resources Committee”), and any increase shall be made in the discretion of and approved by the Human Resources Committee and ratified by the Board of Directors (such annual salary, together with any increases under this subsection (a), being herein referred to as the “Base Salary”).

3. Section 3(b) of the Agreement is amended and restated in its entirety to provide as follows:

(b) Annual Cash Bonus. Executive shall be eligible for an annual cash bonus equal to a target of 100% of Executive’s Base Salary, up to a maximum of 200% of Base Salary (the “Annual Bonus”), to be paid to him with respect to each calendar year, and shall be determined based on the achievement of certain goals and Company performance criteria as established by the CEO and approved by the Human Resources Committee subject and pursuant to the terms and conditions of the Company’s Cash Incentive Plan, as it is amended from time to time. Subject to the Company’s determinations pursuant to the Cash Incentive Plan, the Annual Bonus for each calendar year shall be paid to Executive on or before February 28th of the immediately succeeding year.

4. The text of Section 4(b) of the Agreement and all references in the Agreement to Section 4(b) are deleted and shall be of no further effect. Section 4(b) shall be entitled “Reserved.” The parties intend that the Company shall not be obligated to provide, and Executive shall not be entitled to, a vehicle allowance.

5. Section 4(d) of the Agreement is amended and restated in its entirety to provide as follows:

(d) Physical. During the Employment Period, the Company shall pay up to $3,000 per year for an annual physical for Executive.

6. Section 5(c)(iii) of the Agreement is amended and restated in its entirety to provide as follows:

(iii) failure of Executive after reasonable notice promptly to comply with any valid and legal directive of the CEO;

7. Section 5(d)(iii) of the Agreement is amended and restated in its entirety to provide as follows:

(iii) A reduction in his Base Salary by the Company;

8. Section 6(e) of the Agreement is amended by deleting the sentence contained in that Section that reads: “Executive shall also be entitled to continuation of his monthly car allowance during the one-year period following the date of Executive’s termination.”

9. Section 7(b) of the Agreement is amended by deleting the phrase contained in that Section that reads: “two (2) years of continued $1,000 per month vehicle allowance, $3,000 per year financial planning assistance, and”.

10. The Company and Executive agree that the entry into and the terms of this Amendment shall not (i) constitute termination (constructive or otherwise) Without Cause under Section 5(e) of the Agreement or (ii) entitle Executive to terminate his employment for Good Reason under Section 5(d) of the Agreement.

11. Section 13(a) of the Agreement is amended and restated in its entirety as follows:

(a) if to the Company, to:

RHP Corporate Properties, LLC

One Gaylord Drive

Nashville, Tennessee 37214

Attention: General Counsel

After January 1, 2013, to:

RHP Corporate Properties, LLC

One Gaylord Drive

Nashville, Tennessee 37214

Attention: General Counsel

with a copy to:

Ryman Hospitality Properties, Inc.

One Gaylord Drive

Nashville, Tennessee 37214

Attention: General Counsel

12. Section 14(l) is added to the Agreement to provide as follows:

(l) Obligations of the Company after December 31, 2012. Unless otherwise provided in an agreement between the Company and the Subsidiary, payment and benefit obligations of the Company pursuant to this Agreement will be fulfilled by the Subsidiary on and after January 1, 2013, and, the Subsidiary will indemnify the Company with respect thereto. The foregoing shall not have any effect on the obligations of the Executive to the Company and its subsidiaries or affiliates hereunder.

13. Sections 2 through 5 and 7 through 9 of this Amendment shall be effective on and after January 1, 2013. Sections 1, 6 and 10 through 16 of this Amendment shall be effective on and after the date hereof.

14. Capitalized terms used, but not otherwise defined herein, shall have the same meaning provided in the Agreement.

15. This Amendment shall be deemed to be a contract under the laws of the State of Tennessee and shall be construed and enforced with the internal laws of said state.

16. This Amendment may be executed in two or more counterparts, all of which taken together shall be deemed one original.

[Signature page(s) follow(s)]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

RYMAN HOSPITALITY PROPERTIES, INC.

By:	/s/ Colin V. Reed
Name:	Colin V. Reed
Title:	Chairman, CEO and President

EXECUTIVE

/s/ Mark Fioravanti
Mark Fioravanti

Acknowledged:

RHP CORPORATE PROPERTIES, LLC

By:	/s/ Colin V. Reed
Name:	Colin V. Reed
Title:	Chairman, CEO and President

[Signature Page to Third Amendment to Employment Agreement]